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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                  Schedule 13G
                                 (RULE 13D-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
      13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                               (Amendment No. 1)


                             i2 TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                   COMMON STOCK, par value $0.00025 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  465754-10-9
--------------------------------------------------------------------------------
                                 (CUSIP Number)













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
CUSIP NO. 465754-10-9                13G                    Page 2 of 5 Pages

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          JOHN C. HOGGE
          SS# ###-##-####
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a) [  ]   (b) [  ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY
--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
          USA
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

                                        NOT APPLICABLE.
                               -------------------------------------------------
            NUMBER             6     SHARED VOTING POWER
              OF
            SHARES                      NOT APPLICABLE.
         BENEFICIALLY          ------------------------------------------------
           OWNED BY            7     SOLE DISPOSITIVE POWER
           REPORTING
            PERSON                      NOT APPLICABLE.
             WITH              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        NOT APPLICABLE.
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          NOT APPLICABLE.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          NOT APPLICABLE.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                              Page 3 of 5 Pages


ITEM 1(a)           NAME OF ISSUER:

                    i2 Technologies, Inc.


ITEM 1(b)           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    909 E. Las Colinas Blvd.
                    16th Floor
                    Irving, Texas  75039


ITEM 2(a)           NAME OF PERSON FILING:

                    This statement is filed by John C. Hogge.

ITEM 2(b)           ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    909 E. Las Colinas Blvd.
                    16th Floor
                    Irving, Texas  75039

ITEM 2(c)           CITIZENSHIP:

                    USA.

ITEM 2(d)           TITLE OF CLASS OF SECURITIES:

                    Common Stock, par value $0.00025 per share


ITEM 2(e)           CUSIP NUMBER:

                    465754-10-9

ITEM 3.             IF THIS STATEMENT IS FILED PURSUANT TO RULES
                    13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON
                    FILING IS A:

                    Not Applicable. This Statement on Schedule 13G is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.             OWNERSHIP.

                    Not Applicable.

ITEM 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.


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                                                              Page 4 of 5 Pages

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x]



ITEM 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON.

                    Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                    Not Applicable.


ITEM 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                    Not Applicable.

ITEM 9.             NOTICE OF DISSOLUTION OF GROUP.

                    Not Applicable.


ITEM 10.            CERTIFICATION.

                    Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).







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                                                              Page 5 of 5 Pages


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 1998

                                             /s/ John C. Hogge
                                             -----------------------------------
                                             John C. Hogge